SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS
(212) 455-3066	JMERCADO@STBLAW.COM

VIA EDGAR

July 19, 2017

Re:	Acceleration Request for IRSA Propiedades Comerciales S.A.
Registration Statement on Form F-1 (File No. 333-218307)

Securities and Exchange Commission
Division of Corporation Finance

100 F Street, N.E.
Washington, D.C. 20549

Attention: Jennifer Monick

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, we attach the request of our client, IRSA Propiedades Comerciales S.A., that effectiveness of the above-referenced Registration Statement be accelerated to 4:00 p.m., Washington, D.C. time, on July 20, 2017, or as soon as practicable thereafter.  We ask, however, that the Securities and Exchange Commission staff not accelerate such effectiveness until we speak with you on that date.

Please call me at (212) 455-3066 with any questions.

Very truly yours,

/s/ Jaime Mercado

Jaime Mercado

cc:	Securities and Exchange Commission
Jennifer Monick

IRSA PROPIEDADES COMERCIALES S.A.
Moreno 877, 22nd Floor (C1091AAQ)
Buenos Aires, Argentina

July 19, 2017

VIA EDGAR

Re:	IRSA Propiedades Comerciales S.A.
Registration Statement on Form F-1
File No. 333-218307

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.
Washington, D.C. 20549

Attention: Jennifer Monick

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, IRSA Propiedades Comerciales S.A. (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:00 p.m., Washington, D.C. time, on July 20, 2017, or as soon as possible thereafter.

[Signature Page Follows]

Very truly yours,

IRSA PROPIEDADES COMERCIALES S.A.

By:	/s/ Matías Gaivironsky
Name: Matías Gaivironsky
Title: Chief Financial and Administrative Officer